Exhibit 23.2

Consent of Independent Registered Public Accounting Firm -
KPMG, a Bermuda Partnership

The Board of Directors
Platinum Underwriters Holdings, Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-104257, 333-133521 and 333-166368) on Form S-8 of Platinum Underwriters Holdings, Ltd. and subsidiaries (“Platinum”) of our reports dated February 18, 2011, with respect to the consolidated balance sheets of Platinum as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two year period then ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Platinum.

Our report refers to a change in the manner in which the Company accounts for other-than-temporary impairments of debt securities in 2009.

/s/ KPMG
Hamilton, Bermuda
February 18, 2011